Exhibit 99.1
MPLX LP Reports First-Quarter 2024 Financial Results

•First-quarter net income attributable to MPLX of $1.0 billion and net cash provided by operating activities of $1.3 billion
•Adjusted EBITDA attributable to MPLX of $1.6 billion and distributable cash flow of $1.4 billion
•Returned $951 million of capital to unitholders
•Advanced growth strategy with processing plants in the Marcellus and Permian basins; Harmon Creek II in service and Preakness II approaching startup
•Acquired partner's interest in Utica G&P joint ventures and a dry gas gathering system

FINDLAY, Ohio, April 30, 2024 - MPLX LP (NYSE: MPLX) today reported first-quarter 2024 net income attributable to MPLX of $1,005 million, compared with $943 million for the first quarter of 2023.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,635 million, compared with $1,519 million for the first quarter of 2023. Logistics and Storage (L&S) segment adjusted EBITDA for the first quarter of 2024 was $1,098 million, compared with $1,026 million for the first quarter of 2023. Gathering and Processing (G&P) segment adjusted EBITDA for the first quarter of 2024 was $537 million, compared with $493 million for the first quarter of 2023.

During the quarter, MPLX generated $1,291 million in net cash provided by operating activities, $1,370 million of distributable cash flow, and adjusted free cash flow of $294 million. MPLX announced a first-quarter 2024 distribution of $0.85 per common unit, resulting in distribution coverage of 1.6x for the quarter. The leverage ratio was 3.2x at the end of the quarter.

"In the first quarter, strong cash flow generation enabled the return of $951 million of capital to unitholders,” said Michael J. Hennigan, MPLX chairman, president and chief executive officer. “We continue to execute our growth strategy anchored in the Marcellus and Permian basins. This growth allows us to reinvest in the business, and for the last two years has supported a 10% increase to the distribution.”

Financial Highlights (unaudited)

	Three Months Ended March 31,
(In millions, except per unit and ratio data)	2024	2023
Net income attributable to MPLX LP	$1,005	$943
Adjusted EBITDA attributable to MPLX LP(a)	1,635	1,519
Net cash provided by operating activities	1,291	1,227
Distributable cash flow attributable to MPLX LP(a)	1,370	1,268
Distribution per common unit(b)	$0.850	$0.775
Distribution coverage(c)	1.6x	1.6x
Consolidated total debt to LTM adjusted EBITDA(d)	3.2x	3.5x
Cash paid for common unit repurchases	$75	$—

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. Also referred to as leverage ratio. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended March 31,
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2024	2023
Logistics and Storage	$1,098	$1,026
Gathering and Processing	$537	$493

Logistics & Storage

L&S segment adjusted EBITDA for the first quarter of 2024 increased by $72 million compared to the same period in 2023. The increase was primarily driven by higher rates and growth from equity affiliates. Due to contract structure, refinery volume changes had limited financial impact.

Total pipeline throughputs were 5.3 million barrels per day (bpd) in the first quarter, a decrease of 6% versus the same quarter of 2023. The average pipeline tariff rate was $1.02 per barrel for the quarter, an increase of 13% versus the same quarter of 2023. Terminal throughput was 2.9 million bpd for the quarter, a decrease of 5% versus the same quarter of 2023.

Gathering & Processing

G&P segment adjusted EBITDA for the first quarter of 2024 increased by $44 million compared to the same period in 2023, primarily due to higher volumes and a $20 million non-cash gain associated with the acquisition of the remaining interest of a Utica joint venture, partially offset by higher operating expenses.

In the first quarter of 2024:
•Gathered volumes averaged 6.2 billion cubic feet per day (bcf/d), a 2% decrease from the first quarter of 2023.
•Processed volumes averaged 9.4 bcf/d, a 9% increase versus the first quarter of 2023.
•Fractionated volumes averaged 632 thousand bpd, a 7% increase versus the first quarter of 2023.

In the Marcellus:
•Gathered volumes averaged 1.5 bcf/d in the first quarter, a 10% increase versus the first quarter of 2023.
•Processed volumes averaged 5.9 bcf/d in the first quarter, a 7% increase versus the first quarter of 2023.
•Fractionated volumes averaged 553 thousand bpd in the first quarter, a 4% increase versus the first quarter of 2023.

Strategic Update

MPLX enhanced its Utica footprint through the acquisition of additional ownership interest in existing joint ventures and a dry gas gathering system for $625 million. The transaction closed in March 2024.

MPLX also announced the expansion of its Permian natural gas value chain, increasing its footprint in the region for future growth. MPLX entered into a definitive agreement to strategically combine the Whistler Pipeline and Rio Bravo Pipeline project in a newly formed joint venture. The transaction is expected to close in the second quarter of 2024, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions.

In the L&S segment, MPLX is expanding its natural gas and natural gas liquids long-haul and crude gathering pipelines supporting the Permian and Bakken basins. Specifically in the Permian, working with its partners, MPLX is progressing its natural gas strategy. Progress continues on the Agua Dulce Corpus Christi (ADCC) Pipeline lateral, which is expected to be in service in the third quarter of 2024. MPLX is progressing its natural gas liquids strategy with the expansion of the BANGL joint venture pipeline to a capacity of 200 thousand bpd, with expected completion in the first half of 2025.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand. In the Delaware basin in the Permian, the 200 million cubic feet per day (mmcf/d) Preakness ll processing plant is approaching startup. MPLX is constructing its seventh processing plant in the basin, Secretariat, which is expected online in the second half of 2025. These new plants will bring MPLX processing capacity in the Delaware basin to 1.4 bcf/d. In the Marcellus, the 200 mmcf/d Harmon Creek ll processing plant was placed into operation in the first quarter.

Financial Position and Liquidity

As of March 31, 2024, MPLX had $385 million in cash, $2.0 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.2x, while the stability of cash flows supports leverage in the range of 4.0x.

The partnership repurchased $75 million of common units held by the public in the first quarter of 2024. As of March 31, 2024, MPLX had approximately $771 million remaining available under its unit repurchase authorization.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Director, Investor Relations
Isaac Feeney, Supervisor, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to analyze our performance. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); adjusted free cash flow (Adjusted FCF); and Adjusted FCF after distributions.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) net interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) impairment expense; (vii) noncontrolling interests; and (viii) other adjustments, as applicable.

DCF is a financial performance and liquidity measure used by management and by the board of directors of our general partner as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders. We define DCF as Adjusted EBITDA adjusted for: (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) adjusted net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

Adjusted FCF and Adjusted FCF after distributions are financial liquidity measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for: (i) net cash used in investing activities; (ii) cash contributions from MPC; and (iii) cash distributions to noncontrolling interests. We define Adjusted FCF after distributions as Adjusted FCF less base distributions to common and preferred unitholders. We believe that the presentation of Adjusted EBITDA, DCF, Adjusted FCF and Adjusted FCF after distributions provides useful information to investors in assessing our financial condition and results of operations.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

The GAAP measures most directly comparable to Adjusted EBITDA and DCF are net income and net cash provided by operating activities while the GAAP measure most directly comparable to Adjusted FCF and Adjusted FCF after distributions is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities as they have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because non-GAAP financial measures may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a reconciliation of Adjusted EBITDA, DCF, Adjusted FCF, Adjusted FCF after distributions and our leverage ratio to their most directly comparable measures calculated and presented in accordance with GAAP, see the tables below.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, biodiversity, diversity, equity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, NGLs or renewables, or taxation; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, inflation or rising interest rates; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay or grow distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewables; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles, and achieve our ESG goals and targets within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes or maximum refining margin penalties on companies operating in the energy industry in California or other jurisdictions; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2023, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended March 31,
(In millions, except per unit data)	2024	2023
Revenues and other income:
Operating revenue	$1,217	$1,199
Operating revenue - related parties	1,387	1,350
Income from equity method investments	157	134
Other income	85	30
Total revenues and other income	2,846	2,713
Costs and expenses:
Operating expenses (including purchased product costs)	759	734
Operating expenses - related parties	376	368
Depreciation and amortization	317	296
General and administrative expenses	109	89
Other taxes	34	30
Total costs and expenses	1,595	1,517
Income from operations	1,251	1,196
Net interest and other financial costs	235	243
Income before income taxes	1,016	953
Provision for income taxes	1	1
Net income	1,015	952
Less: Net income attributable to noncontrolling interests	10	9
Net income attributable to MPLX LP	1,005	943
Less: Series A preferred unitholders interest in net income	10	23
Less: Series B preferred unitholders interest in net income	—	5
Limited partners’ interest in net income attributable to MPLX LP	$995	$915

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$0.98	$0.91
Common – diluted	$0.98	$0.91
Weighted average limited partner units outstanding:
Common units – basic	1,008	1,001
Common units – diluted	1,008	1,001

Select Financial Statistics (unaudited)	Three Months Ended March 31,
(In millions, except ratio data)	2024	2023
Common unit distributions declared by MPLX LP
Common units (LP) – public	$314	$274
Common units – MPC	550	502
Total GP and LP distribution declared	864	776

Preferred unit distributions(a)
Series A preferred unit distributions	10	23
Series B preferred unit distributions	—	5
Total preferred unit distributions	10	28

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,635	1,519
DCF attributable to GP and LP unitholders(b)	$1,360	$1,240
Distribution coverage(c)	1.6x	1.6x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,291	$1,227
Investing activities	(996)	(220)
Financing activities	$(958)	$(852)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred units. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders received a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears. The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$385	$1,048
Total assets	36,461	36,529
Total debt(a)	20,444	20,431
Redeemable preferred units	561	895
Total equity	$13,086	$12,689
Consolidated debt to LTM adjusted EBITDA(b)	3.2x	3.3x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	364	356

(a)    There were no borrowings on the loan agreement with MPC as of March 31, 2024, or December 31, 2023. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,706 million as of March 31, 2024, and December 31, 2023.

Operating Statistics (unaudited)	Three Months Ended March 31,
	2024	2023	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,462	3,642	(5)%
Product pipelines	1,831	1,988	(8)%
Total pipelines	5,293	5,630	(6)%

Average tariff rates ($ per barrel)
Crude oil pipelines	$1.03	$0.93	11%
Product pipelines	1.00	0.85	18%
Total pipelines	$1.02	$0.90	13%

Terminal throughput (mbpd)	2,930	3,091	(5)%

Barges at period-end	313	298	5%
Towboats at period-end	29	23	26%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended March 31,
	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,493	1,363	10%
Utica Operations	—	—	—%
Southwest Operations	1,601	1,381	16%
Bakken Operations	183	156	17%
Rockies Operations	562	442	27%
Total gathering throughput	3,839	3,342	15%

Natural gas processed (MMcf/d)
Marcellus Operations	4,325	4,045	7%
Utica Operations(b)	—	—	—%
Southwest Operations	1,629	1,401	16%
Southern Appalachia Operations	221	230	(4)%
Bakken Operations	183	154	19%
Rockies Operations	635	454	40%
Total natural gas processed	6,993	6,284	11%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	553	533	4%
Utica Operations(b)	—	—	—%
Southern Appalachia Operations	11	10	10%
Bakken Operations	19	19	—%
Rockies Operations	5	3	67%
Total C2 + NGLs fractionated	588	565	4%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended March 31,
	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,493	1,363	10%
Utica Operations	2,286	2,460	(7)%
Southwest Operations	1,601	1,816	(12)%
Bakken Operations	183	156	17%
Rockies Operations	663	564	18%
Total gathering throughput	6,226	6,359	(2)%

Natural gas processed (MMcf/d)
Marcellus Operations	5,926	5,553	7%
Utica Operations	777	494	57%
Southwest Operations	1,629	1,720	(5)%
Southern Appalachia Operations	221	230	(4)%
Bakken Operations	183	154	19%
Rockies Operations	635	454	40%
Total natural gas processed	9,371	8,605	9%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	553	533	4%
Utica Operations	44	28	57%
Southern Appalachia Operations	11	10	10%
Bakken Operations	19	19	—%
Rockies Operations	5	3	67%
Total C2 + NGLs fractionated	632	593	7%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2024	2023
L&S segment adjusted EBITDA attributable to MPLX LP	$1,098	$1,026
G&P segment adjusted EBITDA attributable to MPLX LP	537	493
Adjusted EBITDA attributable to MPLX LP	1,635	1,519
Depreciation and amortization	(317)	(296)
Net interest and other financial costs	(235)	(243)
Income from equity method investments	157	134
Distributions/adjustments related to equity method investments	(200)	(153)
Adjusted EBITDA attributable to noncontrolling interests	11	10
Other(a)	(36)	(19)
Net income	$1,015	$952

(a)     Includes unrealized derivative gain/(loss), equity-based compensation, provision for income taxes, and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended March 31,
(In millions)	2024	2023
L&S
L&S segment adjusted EBITDA	$1,098	$1,026
Depreciation and amortization	(130)	(129)
Income from equity method investments	89	71
Distributions/adjustments related to equity method investments	(112)	(76)
Other	(13)	(8)

G&P
G&P segment adjusted EBITDA	537	493
Depreciation and amortization	(187)	(167)
Income from equity method investments	68	63
Distributions/adjustments related to equity method investments	(88)	(77)
Adjusted EBITDA attributable to noncontrolling interests	11	10
Other	(22)	(10)

Income from operations	$1,251	$1,196

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2024	2023
Net income	$1,015	$952
Provision for income taxes	1	1
Net interest and other financial costs	235	243
Income from operations	1,251	1,196
Depreciation and amortization	317	296
Income from equity method investments	(157)	(134)
Distributions/adjustments related to equity method investments	200	153
Other	35	18
Adjusted EBITDA	1,646	1,529
Adjusted EBITDA attributable to noncontrolling interests	(11)	(10)
Adjusted EBITDA attributable to MPLX LP	1,635	1,519
Deferred revenue impacts	13	12
Sales-type lease payments, net of income	5	4
Adjusted net interest and other financial costs(a)	(222)	(217)
Maintenance capital expenditures, net of reimbursements	(35)	(44)
Equity method investment maintenance capital expenditures paid out	(4)	(5)
Other	(22)	(1)
DCF attributable to MPLX LP	1,370	1,268
Preferred unit distributions(b)	(10)	(28)
DCF attributable to GP and LP unitholders	$1,360	$1,240

(a)    Represents Net interest and other financial costs excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	March 31,		December 31,
(In millions)	2024	2023	2023
LTM Net income	$4,029	$4,097	$3,966
Provision for income taxes	11	4	11
Net interest and other financial costs	915	946	923
LTM income from operations	4,955	5,047	4,900
Depreciation and amortization	1,234	1,213	1,213
Income from equity method investments	(623)	(511)	(600)
Distributions/adjustments related to equity method investments	821	673	774
Gain on sales-type leases and equity method investments	(92)	(509)	(92)
Garyville incident response costs	16	—	16
Other	117	27	100
LTM Adjusted EBITDA	6,428	5,940	6,311
Adjusted EBITDA attributable to noncontrolling interests	(43)	(39)	(42)
LTM Adjusted EBITDA attributable to MPLX LP	6,385	5,901	6,269
Consolidated total debt(a)	$20,706	$20,707	$20,706
Consolidated total debt to LTM adjusted EBITDA(b)	3.2x	3.5x	3.3x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.
(b)    Also referred to as our leverage ratio.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended March 31,
(In millions)	2024	2023
Net cash provided by operating activities	$1,291	$1,227
Changes in working capital items	62	48
All other, net	3	(9)
Loss on extinguishment of debt	—	9
Adjusted net interest and other financial costs(a)	222	217
Other adjustments related to equity method investments	20	13
Other	48	24
Adjusted EBITDA	1,646	1,529
Adjusted EBITDA attributable to noncontrolling interests	(11)	(10)
Adjusted EBITDA attributable to MPLX LP	1,635	1,519
Deferred revenue impacts	13	12
Sales-type lease payments, net of income	5	4
Adjusted net interest and other financial costs(a)	(222)	(217)
Maintenance capital expenditures, net of reimbursements	(35)	(44)
Equity method investment maintenance capital expenditures paid out	(4)	(5)
Other	(22)	(1)
DCF attributable to MPLX LP	1,370	1,268
Preferred unit distributions(b)	(10)	(28)
DCF attributable to GP and LP unitholders	$1,360	$1,240

(a)    Represents Net interest and other financial costs excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended March 31,
(In millions)	2024	2023
Net cash provided by operating activities(a)	$1,291	$1,227
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities(b)	(996)	(220)
Contributions from MPC	10	8
Distributions to noncontrolling interests	(11)	(10)
Adjusted free cash flow	294	1,005
Distributions paid to common and preferred unitholders	(876)	(821)
Adjusted free cash flow after distributions	$(582)	$184

(a)    The three months ended March 31, 2024, and March 31, 2023, include working capital builds of $62 million and $48 million, respectively.
(b)    The three months ended March 31, 2024 includes the impact of $622 million, net of cash acquired, related to the Utica Midstream Acquisition and a contribution of $92 million to Dakota Access to fund our share of a debt repayment by the joint venture.

Capital Expenditures (unaudited)	Three Months Ended March 31,
(In millions)	2024	2023
Capital Expenditures:
Growth capital expenditures	$165	$139
Growth capital reimbursements	(21)	(33)
Investments in unconsolidated affiliates	119	51
Capitalized interest	(4)	(3)
Total growth capital expenditures(a)	259	154
Maintenance capital expenditures	45	52
Maintenance capital reimbursements	(10)	(8)
Total maintenance capital expenditures	35	44

Total growth and maintenance capital expenditures	294	198
Investments in unconsolidated affiliates(b)	(119)	(51)
Growth and maintenance capital reimbursements(c)	31	41
Decrease/(Increase) in capital accruals	45	(22)
Capitalized interest	4	3
Additions to property, plant and equipment	$255	$169

(a)    Total growth capital expenditures exclude $622 million of acquisitions, net of cash acquired, for the three months ended March 31, 2024.
(b)    Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows.
(c)    Growth capital reimbursements are generally included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.